Exhibit 21.1
List of Subsidiaries
Terayon Communication Systems Europe, S.A.
(incorporated in Belgium)
Terayon do Brazil Ltd
(incorporated in Brazil)
Terayon Canada Ltd.
(incorporated in Canada)
Terayon Cayman Ltd.
(incorporated in Cayman Islands)
Terayon Communication Systems, s.r.o.
(incorporated in the Czech Republic)
Terayon Hong Kong Limited
(incorporated in Hong Kong)
Terayon Korea Ltd.
(incorporated in Korea)
Imedia Corporation
(incorporated in California)
Nippon Terayon Kabushiki Kaisha
(incorporated in Japan)
Terayon Israel (2005) Ltd.
(incorporated in Israel)
Terayon UK Limited
(incorporated in the United Kingdom)